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EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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Year Ended December 31 (Dollars in Millions)                             1999         1998        1997        1996        1995
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
EARNINGS
 1.  Net income                                                      $1,506.5     $1,327.4    $  838.5    $1,218.7    $  897.1
 2.  Applicable income taxes                                            855.0        766.5       552.2       725.7       523.9
                                                                  -------------------------------------------------------------
 3.  Income before taxes (1 + 2)                                     $2,361.5     $2,093.9    $1,390.7    $1,944.4    $1,421.0
                                                                  -------------------------------------------------------------
 4. Fixed charges:
     a. Interest expense excluding interest on deposits              $1,124.8     $  955.8    $  808.7    $  702.5    $  681.4
     b. Portion of rents representative of interest and
        amortization of debt expense                                     51.4         47.7        41.2        45.4        46.6
                                                                  -------------------------------------------------------------
     c. Fixed charges excluding interest on deposits (4a + 4b)        1,176.2      1,003.5       849.9       747.9       728.0
     d. Interest on deposits                                          1,291.2      1,391.0     1,436.8     1,441.3     1,416.7
                                                                  -------------------------------------------------------------
     e. Fixed charges including interest on deposits (4c + 4d)       $2,467.4     $2,394.5    $2,286.7    $2,189.2    $2,144.7
                                                                  -------------------------------------------------------------
 5.  Amortization of interest capitalized                                 $--          $--         $--         $--         $--
 6.  Earnings excluding interest on deposits (3 + 4c + 5)             3,537.7      3,097.4     2,240.6     2,692.3     2,149.0
 7.  Earnings including interest on deposits (3 + 4e + 5)             4,828.9      4,488.4     3,677.4     4,133.6     3,565.7
 8.  Fixed charges excluding interest on deposits (4c)                1,176.2      1,003.5       849.9       747.9       728.0
 9.  Fixed charges including interest on deposits (4e)                2,467.4      2,394.5     2,286.7     2,189.2     2,144.7

RATIO OF EARNINGS TO FIXED CHARGES

10.  Excluding interest on deposits (line 6 / line 8)                    3.01         3.09        2.64        3.60        2.95
11.  Including interest on deposits (line 7 / line 9)                    1.96         1.87        1.61        1.89        1.66
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